RETENTION BONUS AND SEVERANCE AGREEMENT

This RETENTION BONUS AND SEVERANCE AGREEMENT (the “Agreement”), entered into as of the 30th day of June, 2005 (the “Effective Date”), between Party City Corporation (the “Company”), with its principal place of business in the State of New Jersey, and (the “Employee”), residing at________________________________________ .

WHEREAS the Company’s Board of Directors (the “Board”) has formed a special committee to explore strategic alternatives for the Company; and,

WHEREAS the Employee is a key employee that the Company desires to retain as an employee of the Company during the exploratory process and through the closing of any Qualifying Event (as defined below) that may occur as a result of any strategic alternative;

NOW THEREFORE, in consideration for the Employee remaining employed with the Company under the conditions set forth below, in recognition of past service, and for considerations provided by the Company as contained herein, it is agreed as follows:

Section 1. Definitions. For the purposes of this Agreement, capitalized terms used and not elsewhere defined herein will have the meanings below:

(a) “Cause” is defined as any of the following: (i) fraud, personal dishonesty, embezzlement, defalcation or acts of intentional misconduct on the part of the Employee in the course of his employment with the Company; (ii) a material breach of Employee’s fiduciary duty of loyalty to the Company; (iii) a material breach by the Employee of this Agreement, any other written agreement between the Employee and the Company or any written Company policy; (iv) the Employee’s conviction of (x) a felony; (y) any other crime (other than minor traffic violations) involving moral turpitude; (v) the Employee’s use of alcohol, narcotics or other controlled substances which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or which impairs, or could reasonably be expected to impair, the Employee’s performance of his duties to the Company; (vi) the Employee’s breach of any of the covenants in Section 4 of this Agreement; (vii) willful failure by the Employee to follow the lawful directions of the Board or Chief Executive Officer of the Company (“CEO”) or his delegate; (viii) the Employee’s willful refusal or failure to assist the Company in connection with any lawful strategic alternative including a Qualifying Event; or (ix) Qualifying Event, the Employee’s rejection of an offer of increased or expanded responsibilities, duties and/or authority from those in effect immediately prior to the Closing Date, if such offer includes a commensurate increase in his rate of base salary.

(b) “Change in CEO” shall mean the first appointment of a new CEO following the Effective Date and on or prior to the third anniversary of the Effective Date.

(c) “Change in Control” is defined as the first occurrence on or prior to the third anniversary of the Effective Date of any of the following:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) of 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange

Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more (on a fully diluted basis) of either (x) the Outstanding Common Stock or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any “affiliate” of the Company, within the meaning of 17 C.F.R. §230.405 (an “Affiliate”), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company, (C) any acquisition that is described in (x), (y) and (z) of Section 1 (a) (i), or (D) any acquisition by any entity in which the Employee has a direct or indirect equity interest of greater than five percent; or

(ii) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (x) all or substantially all of the Persons who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock or interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Surviving Entity in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, and (y) no Person (excluding (A) any employee benefit plan (or related trust) sponsored or maintained by the Company or Surviving Entity or any Affiliate of either of them, and (B) any entity in which the Employee has a direct or indirect equity interest of greater than five percent or any Affiliate of such entity) beneficially owns, directly or indirectly, 50% or more (on a fully diluted basis) of, respectively, the then outstanding shares of common stock or interests of the Surviving Entity, taking into account as outstanding for this purpose all common stock or interests issuable upon the exercise of options or warrants, the conversion of convertible stock, interests or debt, and the exercise of all similar rights to acquire such common stock or interests, or the combined voting power of the then outstanding voting securities of such Surviving Entity except to the extent that such ownership existed prior to the Business Combination and (z) at least a majority of the members of the board of directors or equivalent governing body of the Surviving Entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the other action of the Board, providing for such Business Combination; or

(iii) the approval by the shareholders or equityholders of the Company of a complete liquidation or dissolution of the Company;

provided, however, that notwithstanding anything to the contrary in the foregoing, the acquisition (whether by merger, consolidation, reorganization or otherwise) of beneficial ownership of 50% or more of the Outstanding Common Stock or Outstanding Voting Securities

by any person or group that, as of the Effective Date, beneficially owns 15% or more of the Outstanding Common Stock or Outstanding Voting Securities shall not constitute a Change in Control.

(d) “Closing Date” with respect to a Change in Control is defined as the date of the consummation of such Change in Control; “Closing Date” with respect to a Change in CEO is defined as the effective date of the Change in CEO.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Disabled” is defined as the inability of the Employee to perform his or her duties for the Company by reason of a mental or physical injury or disorder to the extent such condition would qualify as a disability under any welfare benefit plan provided by the Company to the Employee, as determined by the Board.

(g) “Good Reason” is defined as the occurrence of any of the following within two years following the Closing Date (i) a reduction in the Employee’s base salary as in effect on the Closing Date; (ii) the relocation of the Employee’s principal place of employment to a location that that is greater than 35 miles from the location of the Employee’s office on the Closing Date; except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which the Employee undertook on behalf of the Company prior to the Closing Date, unless the Employee shall have continued employment with the Company following any such relocation; or (iii) a substantially material reduction in the Employee’s level of responsibility, position, authority or duties arising from the occurrence of the Qualifying Event; provided, however, that the Employee’s resignation for Good Reason will be effective only if the Employee has provided written notice to the Board or CEO within thirty days following the occurrence of an event specified in subsections (i) through (iii) above and such condition or event is not cured within ten days following receipt of such notice.

(h) “Key Employee” shall have the meaning set forth in Section 416(i) of the Code, as interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(i) “Outstanding Common Stock” as of any date of determination is defined as the number of outstanding shares of Common Stock, treating as outstanding for this purpose all shares issuable upon the exercise of then outstanding options or warrants, and assuming the conversion of then outstanding convertible debt and equity securities and the exercise of all similar outstanding rights to acquire shares of Common Stock.

(j) “Performance Bonus” is defined as an annual bonus pursuant to the Company’s annual incentive bonus plan as in effect from time to time and based on attaining certain performance objectives thereunder.

(k) “Qualifying Event” is defined as the first to occur of a Change in Control or Change in CEO, in each case within three years following the Effective Date.

(l) “Severance Commencement Date” shall mean (i) if the Board (or its delegate) determines in its discretion that the Employee is a Key Employee as of the date of termination of employment and that Section 409A of the Code applies with respect to a payment to the Employee hereunder pursuant to 0, the six-month anniversary of the date of termination of employment; or (ii) if the Board (or its delegate) determines in its discretion that the Employee is not a Key Employee as of the date of termination of employment (or that Section 409A of the Internal Revenue Code does not apply with respect to a payment to the Executive pursuant to Section 3(a)), the date of termination of employment.

(m) “Surviving Entity” is defined as the Company following a Business Combination, or the corporation or other entity resulting from a Business Combination (including, without imitation, a corporation or entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries).

Section 2. Retention Bonus. Subject to Section (a), if there occurs a Qualifying Event and the Employee remains employed with the Company or Surviving Entity through the date that is six months following the Closing Date of such Qualifying Event (the “Retention Date”), the Company or Surviving Entity shall pay the Employee a lump sum payment of_________ (the “Retention Bonus”) within 30 days following the Retention Date.

Section 3. Severance Payments upon Termination of Employment. If there occurs a Qualifying Event and the Employee’s employment with the Company is terminated thereafter but prior to the second anniversary of the Closing Date by reason of termination by the Company without Cause or his resignation with Good Reason:

(a) the Company shall pay the Employee in a lump sum within 30 days following the Severance Commencement Date:

(i) the product of (A) ___and (B) his base salary at the greater of the rate in effect on the date of termination or the Effective Date;

(ii) if the Employee has not yet been paid any Retention Bonus pursuant to Section 2, an amount equal to the Retention Bonus described in Section 2;

(iii) the amount of any unpaid Performance Bonus in respect of years ending prior to the year of termination of employment and a pro rata portion of the Performance Bonus, if any, that would otherwise be payable to him for the year in which occurs his termination of employment (the “Pro Rata Bonus”). The Pro Rata Bonus shall equal the product of (A) the Performance Bonus that would otherwise have been payable to the Employee for the relevant year based on the achievement of performance targets as of the date of termination of employment and (B) a ratio, the numerator of which is the number of days in such year preceding the date of termination of employment and the denominator of which is 365.

(b) If the Employee timely elects COBRA continuation coverage (for himself, his spouse and/or eligible dependents), the Company will pay or reimburse the Employee for the employer portion of such coverage provided to active employees (the Company’s share hereinafter referred to as the “Benefit Amount”) for the first _____________ following his termination of employment (the “Severance Period”) or until the earlier expiration of such COBRA coverage.

(c) All options to acquire shares of Common Stock (or to acquire stock of the Surviving Entity) held by the Employee as of the date of termination of employment shall immediately vest in full on such date.

(d) The Company shall provide the Employee with outplacement assistance by a vendor of the Company’s choice for a three (3) month period to be used by the Employee during the Severance Period; provided, however, that the aggregate cost for such outplacement assistance shall in no event exceed an amount as may be reasonably established by the Company.

Section 4. Restrictive Covenants. The Employee hereby agrees that:

(a) Noncompetition. During his employment with the Company and through the later of the last day of the Severance Period and the date that is six months after his termination of employment with the Company for any reason (the “Restriction Period”), the Employee shall not, directly or indirectly, whether as a principal, partner, employee, agent, consultant, shareholder (other than shares purchased prior to the effective date of this Agreement or as a holder, or a member of a group which is a holder, of not in excess of five percent (5%) of the outstanding voting shares of any publicly traded company) or in any other relationship or capacity be affiliated with any business corporation, partnership, enterprise or entity in any geographic area, which competes with the Company’s Business (as defined below) as of the date of termination of employment. For purposes of this Agreement, the “Company’s Business” at any time means a retail specialty business that is substantially or completely involved with selling party supplies i.e. A Birthday Place, all4fun, Birthday Depot, Birthday Direct, Birthday Express, Confetti The Party Store, Factory Card Outlet, Hollywood Mega Store, iparty, Oriental Trading Company, Paper Mart, Party America, Party Depot, Party Fair, Party Mania, Party Pro, Party Supplies Store, Party Supplies World, Party Unlimited, Party Works, Party! Party! Party!, Partyareus, Pinatas, ShinDigz, Spencer Gifts, Woodland Party, etc., which the Company or any of its subsidiaries , (collectively, the “Company Group”) is engaged in.

(b) Nondisclosure. Unless specifically authorized in writing by the Company to do so, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Employee shall not disclose (i) any information disclosed or made available to the Employee or known by the Employee as a direct or indirect consequence of or through employment by the Company, or (ii) any other information related to the Company’s referral sources, business practices, trade secrets, operating methods, techniques, products, processes, services or other operations (individually or collectively “Operations”), including, but not limited to, information relating to research, development, inventions, accounting, engineering or marketing of such Operations and including any such information of any third party which the Company is under an obligation to keep confidential (individually or collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of the Employee’s breach of this Section 4(b)). Notwithstanding the foregoing, if the Employee is required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency to disclose Confidential Information, the Employee shall provide the Company with prompt written notice of such requirement and shall assist the Company to seek a protective order or other appropriate remedy protecting its interests. In any event, the Employee will furnish only that part of the Confidential Information that is required to be disclosed by the court order or subpoena and will use reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to any Confidential Information so furnished.

(c) Nonsolicitation of Employees. During the Restriction Period the Employee shall not directly or indirectly solicit, encourage or induce any employee of the Company Group to terminate employment with the Company Group, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company Group unless such person shall have ceased to be employed by the Company Group for a period of at least six months.

(d) Company Property. Except as expressly provided herein, at the time of the Employee’s termination of employment or at any other time as the Board may request, provided such request does not interfere with or impede Employee’s ability to perform his job functions, the Employee shall return to the Company all property of the Company Group, including any credit cards, keys or entry cards, automobile and other machinery, all computers, cell phones or other electronic equipment and all memoranda, notes, records, reports, manuals, drawings and blueprints, including electronic versions, concerning the Company’s Business (and all copies thereof) in the Employee’s possession or under his control.

(e) Developments the Property of the Company. All discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by the Employee alone or with others, and in any way relating to the Company’s Business, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during the period of the Employee’s employment with the Company (“Developments”), shall be the sole and exclusive property of the Company. The Employee agrees to, and hereby does, assign to the Company, without any further consideration, all of the Employee’s right, title and interest throughout the world in, and to, all Developments. The Employee agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that the Company is the author of such Developments and owns all of the rights comprised in the copyright of such Developments and the Employee hereby assigns to the Company without any further consideration all of the rights comprised in the copyright and other proprietary rights the Employee may have in such Developments to the extent that it might not be considered a work made for hire. The Employee shall make and maintain adequate and current written records of all Developments and shall disclose all Developments fully, and in writing, to the Company promptly after the development of same, and at any time upon request.

(f) Non-Disparagement. The Employee shall not at any time after the date hereof disparage the Company Group or any of its officers, directors, shareholders or any of their respective affiliates. The obligations of the Employee under this Section 4(f) shall not apply to truthful disclosures that are required by applicable law, regulation or order of a court or governmental agency or to truthful disclosures made in connection with lawful competitive activities after the conclusion of the Restriction Period.

(g) Protection of Legitimate Business Interests. The Employee acknowledges that (i) the Employee’s position with the Company requires the performance of services which are special, unique and extraordinary in character and places him in a position of confidence and trust with the customers and employees of the Company, through which, among other things, he will obtain knowledge of the Company’s technical information and know-how and become acquainted with its customers, in which matters the Company has substantial proprietary interests, (ii) the restrictive covenants in this Section 4 are necessary in order to protect and maintain such proprietary interests and other legitimate business interests of the Company, and (iii) the Company would not have entered into this Agreement unless such covenants were included herein.

(h) Injunctive Relief and Other Remedies with Respect to Covenants. The Employee acknowledges and agrees that the covenants and obligations of the Employee with respect to noncompetition, nonsolicitation, confidentiality, Company property, developments and nondisparagement relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Employee agrees that the Company shall (i) be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Employee from committing any violation of the covenants and obligations contained in this Section 4 (h) and (ii) have no further obligation to make any payments to the Employee hereunder following any material violation of the covenants and obligations contained in this Section 4. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. The Employee (x) acknowledges and agrees that the covenants set forth in Section 4 are reasonable and valid in geographical and temporal scope and in all other respects and (y) represents that his economic means and circumstances are such that such covenants will not prevent him from providing for himself and his family on a basis satisfactory to him.(i) Notifications. The Employee agrees that prior to becoming employed by any entity during the Restriction Period, the Employee will (i) provide notice to the Company of such employment and (ii) provide copies of Sections 4(a), (b) and (c) to such prospective employer. The Employee further agrees that the Company may provide notice to such prospective employer of the Employee’s obligations under this Agreement, including, without limitation, the Employee’s obligations pursuant to this Section 4.

Section 5. Conditions to Payments/Coordination with other Plans and Programs.

(a) The payment of the Severance Benefits hereunder are subject to the Employee’s execution and non-revocation of a general release (the “Release”) of any and all claims relating to or arising out of his employment with the Company through the Termination Date. The Release shall be substantially in the form of Exhibit A annexed hereto.

(b) The Employee will not be entitled to any benefits under this Agreement unless and until he satisfies all transition assistance requests of the Company to the Company’s reasonable satisfaction, which shall include aiding in the location of files, preparing accounting records, returning all Company property in his possession, and other reasonable transition assistance determined by the CEO or his delegate.

(c) During the period this Agreement is in effect, Employee shall not be entitled to receive any benefits to which Employee might otherwise be entitled under any other severance or similar plan of the Company, or any other agreement or contract of employment, to the extent the payment of such benefits would be duplicative of benefits actually received by Employee hereunder. Benefits under this Agreement will not be counted as “compensation” for purposes of determining benefits under any other benefit plan, pension plan, or similar arrangement.

(d) The amounts payable hereunder are not intended to duplicate such benefits as workers’ compensation wage replacement benefits, disability benefits, pay-in-lieu-of-notice, severance pay, or similar benefits under other benefit plans, severance programs, employment contracts, or applicable laws, such as the WARN Act. Should any such other benefits be payable to the Employee, the payments and benefits under this Agreement will be reduced accordingly or, alternatively, benefits previously paid hereunder will be treated as having been paid to satisfy such other benefit obligations so that there is no duplication of payments. In either case, the Board, in its sole discretion, will determine how to apply this provision and may override other provisions in this Agreement in doing so.

Section 6. Parachute Payments.

(a) In the event that prior to the application of the provisions of this Section 6 the Retention Bonus, Severance Benefits or other payments and benefits provided for in this Agreement or otherwise payable to the Employee (including without limitation any vesting or payment with respect to options) (collectively, a “Payment”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Parachute Tax”), then the Employee’s Retention Bonus and Severance Benefits under this Agreement shall be payable as follows:

(i) If the amount of the Employee’s “excess parachute payments” is less than or equal to 110% of the Employee’s “base amount” (each as determined in accordance with Section 280G of the Code and the regulations thereunder) the Retention Bonus and Severance Benefits shall be reduced (first by reducing the cash payments under this Agreement, then by reducing any fringe or other benefits (including without limitation any accelerated vesting of equity based compensation awards) required to be provided under this Agreement, and then by reducing the payments and/or benefits under any other plan, arrangement or agreement) to an amount which is ten dollars (U.S.$10.00) less than the amount of the Payments that could be made to the Employee before any portion of the Payments would be subject to the Parachute Tax.

(ii) If the amount of the Employee’s “excess parachute payments” is greater than 110% of the Employee’s “base amount” (each as determined in accordance with Section 280G of the Code and the regulations thereunder) then the Company shall pay to the Employee, prior to the time the Parachute Tax is payable with respect to such Payments, an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Employee of all taxes (including any Parachute Tax) imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Parachute Tax imposed upon the Payment.

(b) Unless the Company and the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the determinations under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

Section 7. Miscellaneous Provisions.

(a) Withholdings: Company may withhold and deduct from any amount payable under this Agreement all applicable deductions and any taxes or other withholdings required by federal, state or local law.

(b) Severability: If any provision of this Agreement is found, held or deemed to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of this Agreement shall continue in full force and effect.

(c) Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey without regard to the principles of the conflicts of laws.

(d) Amendment: The terms of this Agreement are subject to amendment only by specific writing executed by Employee and the Company.

(e) Non-Alienation: Except as provided herein, the right to receive any payment under this Agreement may not be transferred, assigned or pledged.

(f) Dispute Resolution: Any dispute regarding the enforcement of this Agreement other than a dispute with respect to the Employee’s obligations under Section 4 shall be referred to and decided by a mutually selected arbitrator from the American Arbitration Association (“AAA”) in accordance with its Labor and Employment Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The hearing will be held in Morris County, New Jersey under an order of confidentiality. Said arbitrator shall have the authority to enforce the terms of this Agreement. The Company and the Employee agree to split equally the costs of the arbitration, except that either party making an appeal of the arbitration award shall be solely responsible for the costs of the appeal. If a dispute over a breach of this Agreement by Employee arises, the Company shall not make any payments until the dispute is resolved through arbitration or by mutual agreement of the parties.

(g) Unfunded Obligations: All amounts payable under this Agreement are unfunded and unsecured and are payable out of the general funds of the Company. In no event shall this Agreement be considered to be a benefit plan for the benefit of Employee and Employee specifically acknowledges that this Agreement provides no absolute rights to receive or obtain monetary compensation except upon strict performance of the provisions contained herein.

(h) Not Right to Employment: Unless stated otherwise in an existing agreement or contract of employment between the Company and Employee, Employee’s employment is and shall continue to be “at will”, as defined under applicable law. Nothing in this Agreement shall give the Employee the right to be retained in the service of the Company or interfere with or restrict an otherwise unrestricted right of the Company to discharge or retire the Employee at any time for any reason. Nothing in this Agreement shall be construed as entitling Employee to any payments, benefits, damages, awards or compensation other than as specifically provided in this Agreement in the event of a termination for any reason, including (without limitation) any termination prior to a Qualifying Event. Nothing in this Agreement is intended to impair or diminish any benefits or rights Employee might have under a written employment agreement between the Employee and the Company, except as set forth in Section 5 (c) hereof.

(i) Interpretation: Where the context so indicates, the singular will include the plural and vice versa. Titles and headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Agreement. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

(j) Entirety of Agreement: This Agreement constitutes the entire Agreement between the Employee and the Company as it relates to the subject matter hereof and any obligation herein, and is distinguished from any other contractual arrangement or agreement between the parties.

(k) Delegation and Assignment; Successors: The Company shall require any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets to assume the obligations under this Agreement and to agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The Company’s failure to do so shall constitute a material breach of this Agreement and the Company shall continue to be responsible for the payment hereunder. For all purposes under this Agreement, the term “Company” shall include any Surviving Entity or other successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7 (k) or which becomes bound by the terms of this Agreement by operation of law. The Executive shall not delegate his employment obligations under this Agreement to any other person. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the

Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees

(l) Notices: Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following deposit with the United States Postal Service, Federal Express or similar overnight courier service. In the case of the Employee, mailed notices shall be addressed to the Employee at the Employee’s home address that the Company has on file for the Employee. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary. Any termination by the Company for Cause or by the Employee for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with Section 7 (l) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice).

(m) Sales of Securities: The Employee agrees to use his best efforts to comply in all respects with the Company’s applicable policies regarding the purchase and sale of the Company’s securities by employees, as such policies may be amended from time to time. In particular, and without limitation, the Employee agrees that he shall not purchase or sell Company securities (a) at any time that he possesses material non-public information about the Company or any of its businesses; and (b) during any “trading blackout period” as may be determined by the Company as set forth in the Company’s applicable policies from time to time.

(n) Termination. If no Qualifying Event shall have occurred on or prior to the third anniversary of the Effective Date, this Agreement shall expire by its terms on such date.

(o) Non-Qualified Deferred Compensation. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A of the Code and related Department of Treasury guidance, the Company may (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement and/or (b) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the Effective Date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written herein.

Employee:	Company:

Title:	Title:

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